EXHIBIT 99.1

Changes on AutoZone Board

MEMPHIS, Tenn., Sept. 27, 2006 (PRIMEZONE) -- AutoZone, Inc. (NYSE:AZO) announced today that Edward S. Lampert, the Chairman and CEO of ESL Investments, Inc. ("ESL") and Chairman of Sears Holdings Corporation, will not be standing for re-election to the AutoZone Board of Directors, in order to devote more time to other duties at ESL and Sears Holdings. The Board has nominated Theodore W. Ullyot, Executive Vice President and General Counsel of ESL, to fill the Board seat vacated by Mr. Lampert.

"It has been my privilege and a great pleasure to serve on the Board of this terrific company for the past seven years," said Mr. Lampert. "I plan to remain involved with the company, and ESL currently plans to remain a significant shareholder in AutoZone for the foreseeable future. With the steadily increasing demands on my schedule, however, I have concluded that AutoZone would be better served by my not being re-nominated to the Board, in favor of someone who can devote more of his time to these important duties. To that end, I am pleased that the Board has nominated Ted Ullyot, ESL's Executive Vice President and General Counsel, to serve on the Board."

Mr. Lampert added, "Under the leadership of Bill Rhodes and his executive team, and with the continuing guidance of a Board of Directors that focuses on the interests of shareholders, I believe that AutoZone is in superb hands and well positioned for the coming years."

"I applaud and thank Eddie Lampert for his many contributions to our company over the last seven years," said J.R. Hyde III, Chairman of the Board. "And, I look forward to welcoming Ted Ullyot and his expertise to the AutoZone Board of Directors."

About AutoZone:

As of August 26, 2006, AutoZone sells auto and light truck parts, chemicals and accessories through 3,771 stores in 48 states plus the District of Columbia and Puerto Rico in the U.S. and 100 stores in Mexico, and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com